STATE FARM ASSOCIATES' FUNDS TRUST
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                                    Exhibits

Item 77D:  Policies with respect to security investments

           (a)  Not applicable

           (b)  Not applicable

           (c)  Not applicable

           (d)  Not applicable

           (e) On March 16, 2001, the Board of Trustees of State Farm Associates' Funds Trust adopted the following non- fundamental investment restriction, which restriction was not approved by shareholders:

                . . . each Fund may not: . . . Invest in investment companies, except in accordance with the restrictions imposed by the 1940 Act.

                Prior to the adoption of this non-fundamental investment restriction, each Fund had a fundamental investment restriction concerning investments in investment companies, but the shareholders eliminated this fundamental investment restriction at a meeting on March 16, 2001.

                (f)  Not applicable

                (g)  Not applicable